EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of NiSource Inc. on Form S-8 of our reports dated February 24, 2012, relating to the consolidated financial statements and financial statement schedules of NiSource Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 16, 2012